EXHIBIT 10.07

PDF Solutions, Inc. 333 West San Carlos Street, Suite 700 San Jose, California 95110 USA

November 1, 2011

Gregory Walker
120 Millrich Drive
Los Gatos, CA 95030

Re: Employment Offer

Dear Gregory:

On behalf of PDF Solutions, Inc., including our Board of Directors, I am pleased to extend to you this offer of full-time, regular employment as Chief Financial Officer and Vice President, Finance, reporting to me.  You will be based in our office at 333 W. San Carlos St., Suite 700 in San Jose, CA.  This offer of employment with PDF is conditioned upon your acceptance, in writing, of this letter, including the following terms and conditions.

1.
Compensation.  Commencing on your Start Date, you shall be paid a base salary of Three Hundred Fifteen Thousand U.S. Dollars ($315,000) per annum, paid to you semi-monthly at a rate of Thirteen Thousand One Hundred Twenty Five U.S. Dollars ($13,125) per payroll period.  Your salary shall be paid in accordance with the Company's standard payroll policies (subject to applicable withholding taxes required by law).

2.
First-Year Bonus.  During the first year of your employment, the Company will pay to you a fixed bonus of One Hundred Thousand U.S. Dollars ($100,000), paid to you semi-monthly at a rate of Four Thousand One Hundred Sixty Six U.S. Dollars and Sixty Seven U.S. Cents ($4,166.67) per payroll period (the “First-Year Bonus”).  This bonus shall be paid in accordance with the Company's standard payroll policies (subject to applicable withholding taxes required by law), subject to your continued employment through each payment date.  For the avoidance of doubt, no payments with respect to First-Year Bonus will be made to you after your Separation Date.

3.
Performance Bonus.  For achieving performance objectives (as determined by the Compensation Committee of the Board of Directors Company) in 2012 and each year of your employment thereafter, you shall be eligible for an annual target incentive bonus equal to seventy percent (70%) of your then-current annual base salary (“Annual Target Bonus”); provided, however, that any Annual Target Bonus paid to you by the Company in 2013 (i.e. for the 2012 performance period), shall be reduced by the total amount of your First-Year Bonus paid to you during the performance period that is being rewarded (i.e. the 2012 performance period).  Your Annual Target Bonus will be paid to you each year of your employment as applicable in accordance with the Company's regular executive incentive bonus program payout practices provided that you are an employee at the time of such payment.  Bonus payments made under this Section 3 will be subject to applicable withholding taxes required by law.

4.
Stock Options.   Subject to stockholder approval of the 2011 Stock Plan and then upon the grant date set forth in the approval of this grant by our Compensation Committee (such specified date, the “Grant Date”), you will be granted an option under such plan to purchase One Hundred Eighty Thousand (180,000) shares of common stock of the Company (the “Common Stock”) with an exercise price equal to the fair market value of the Common Stock on the Grant Date (as measured based on the closing price of such Common Stock on the NASDAQ Global Market).  Vesting will be over four (4) years, with twenty five percent (25%) of the total shares subject to the grant vesting on the first (1st) year anniversary of the Grant Date and then 1/48th of the total shares subject to the grant monthly thereafter until fully vested, subject to your continued employment through each vesting date.  The option will be subject to the terms of the 2011 Stock Plan if approved by the stockholders, including applicable agreements thereunder.

Gregory Walker
November 1, 2011

5.
Benefits.  Effective on the first (1st) day of the month following your Start Date, the Company will make available to you the regular health insurance program and other benefits as established by the Company for its employees from time to time.  A summary of those benefits will be provided to you by our Human Resources department upon your request.  The Company reserves the right to cancel or change the employee benefit plans and programs it offers to its employees at any time.  The Company will also reimburse you for reasonable travel, or other expenses incurred by you in the furtherance of or in connection with the performance of your employment duties, in accordance with the Company’s expense reimbursement policy in effect from time to time.

6.
General Duties.  During the term of your employment, you agree that at all times and to the best of your ability you will loyally and conscientiously perform all of the duties and obligations required of you in your job and by the Company. You further agree that you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company, and that you will not directly or indirectly engage in or participate in any business that is competitive in any manner with the business of the Company.  You also agree to comply with any and all policies of the Company in effect from time to time.

7.
Start Date.  Subject to the conditions imposed by this letter agreement, you will commence your new position with the Company on a date to be determined and agreed upon with the Company, currently expected by the Company to be the date written below as your anticipated start date.  The date you actually start working at the Company is referred to as your “Start Date”.

8.
Change of Control.  In the event that the Company undergoes a Change in Control (as defined below) during the first twelve (12) months of your employment and, at any time over the next twelve (12) months after consummation of such Change of Control your employment is terminated without Cause or you resign with Good Reason (as such terms are defined below), then following your Separation and upon meeting the Separation Conditions (defined below) you will be entitled to all of the following:

(i)	vesting acceleration with respect to fifty percent (50%) of your then outstanding and unvested stock options and restricted stock;

(ii)
twelve (12) months of your then-current annual base salary, paid in accordance with the Company's standard payroll procedures over a twelve-month period, with the first payment commencing on the Company's first regular payroll date following the Release Deadline Date (as defined below) (subject to applicable withholding taxes required by law), subject to any payment delay pursuant to Section 11; provided that the first payment shall include all payments that would have been made had payments commenced on the first regular payroll date following your Separation Date;

Gregory Walker
November 1, 2011

(iii)
payout of your Annual Target Bonus in an amount equal to one hundred percent (100%) of your Annual Target Bonus paid for the immediately preceding performance period, which will be paid on the Company's first regular payroll date following the Release Deadline Date (subject to applicable withholding taxes required by law), subject to any payment delay pursuant to Section 11; and,

(iv)
the Company's payment of the premiums for your COBRA coverage from the last date on which you receive health care coverage as a Company employee until the earlier of: (1) the date that is twelve (12) months following your Separation Date; or (2) the date you become covered under another employer's health coverage plan, with the first of such premium payments made when due immediately following the date on which you have made your COBRA election, which you will elect within sixty (60) days following your Separation Date; provided that the Company shall treat any payment of COBRA premiums as taxable to the extent required to avoid adverse consequences to you or the Company under either Code Section 105(h) or the Patient Protection and Affordable Care Act of 2010.

In the event the Change of Control referenced above occurs after the first (1st) year anniversary of your Start Date, then with respect to subsection (i) above, you shall instead be entitled (subject to the Separation Conditions) to vesting acceleration of your then outstanding and unvested stock options and restricted stock as if you provided continuous service to the Company for an additional twelve (12) months after your Separation Date. For the avoidance of doubt, all other items above remain the same.

9.
Termination without Cause or Disability.  In the event of the Company terminates your employment at any time without Cause or Disability (as such terms are defined below) and a Separation occurs, then subject to the Separation Conditions, you will be entitled to all of the following:

(i)
vesting acceleration of your then outstanding and unvested stock options and restricted stock as if you provided continuous service to the Company for an additional six (6) months after your Separation Date;

(ii)
six (6) months of your then-current annual base salary, paid in accordance with the Company's standard payroll procedures over a six-month period, with the first payment commencing on the Company's first regular payroll date following the Release Deadline Date (subject to applicable withholding taxes required by law), subject to any payment delay pursuant to Section 11; provided that the first payment shall include all payments that would have been made had payments commenced on the first regular payroll date following your Separation Date;

(iii)
payout of your Annual Target Bonus in an amount equal to fifty percent (50%) of your Annual Target Bonus paid for the immediately preceding performance period, which will be paid on the Company’s first regular payroll date following the Release Deadline Date (subject to applicable withholding taxes required by law), subject to any payment delay pursuant to Section 11; and,

Gregory Walker
November 1, 2011

(iv)
the Company's payment of the premiums for your COBRA coverage from the last date on which you receive health care coverage as a Company employee until the earlier of: (1) the date that is six (6) months following your Separation Date; or (2) the date you become covered under another employer's health coverage plan, with the first of such premium payments made when due immediately following the date on which you have made your COBRA election, which you will elect within sixty (60) days following your Separation Date; provided that the Company shall treat any payment of COBRA premiums as taxable to the extent required to avoid adverse consequences to you or the Company under either Code Section 105(h) or the Patient Protection and Affordable Care Act of 2010.

10.	Definitions. As used in this letter:

(a)
“Cause” means (i) your unauthorized use or disclosure of the Company’s confidential information or trade secrets; (b) your material breach of any agreement between you and the Company, which remains uncured by you more than five (5) days from the date of your receipt of written notice of such material breach from the Company; (c) your repeated or material failure to comply with the Company’s written policies or rules, including without limitation the Company’s Code of Ethics, and including actions or omissions for which the Company undergoes more than one formal investigation for potential violations; (d) your conviction of, or your plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State; (e) your gross negligence or willful misconduct; (f) your continuing failure to perform or initiating performance of assigned duties for which there is no reasonable basis for you disputing and/or failing to so perform for ten (10) days after receiving written notification of the failure from the Board of Directors; or, (g) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.

(b)
“Change of Control” means a change in ownership or control of the Company effected through a merger, consolidation or acquisition by any person or related group of persons (other than an acquisition by the Company or by a Company-sponsored employee benefit plan or by a person or persons that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934) of securities possessing more than fifty percent (50%) of the total combined voting power of the outstanding securities of the Company.

(c)
“Disability” means your inability to perform the essential functions of your position, with reasonable accommodation, for a period of one hundred and twenty (120) consecutive days because of your physical or mental impairment.

(d)
“Good Reason” means that within twelve (12)  months after consummation of a Change of Control, your total compensation is reduced to an amount that is materially less than the aggregate level of salary and cash bonus set forth in this letter, if you give the Company (or its successor) written notice of the condition within thirty (30) days after the condition first comes into existence and the Company (or its successor) fails to remedy the short-fall within thirty (30) days after receiving your written notice.

Gregory Walker
November 1, 2011

(e)
“Release” means the Company's standard general mutual release of all claims that you may have against the Company or persons affiliated with the Company, subject to good-faith negotiation between you and the Company.

(f)	“Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(g)
“Separation Conditions” means you have (i) returned all Company property in your possession promptly after your Separation Date; and, (ii) executed the Release, and not revoked it through any deadline applicable to such revocation, such that the Release is effective within sixty (60) days after your Separation Date (the “Release Deadline Date”).  The foregoing condition in subsection (ii) is contingent on the Company delivering the form of release to you within two (2) days after your Separation Date.

(h)	“Separation Date” means the date that the termination or resignation of your employment becomes an effective Separation.

11.
Tax Considerations. For purposes of Code Section 409A, the regulations and other guidance there under and any state law of similar effect (collectively “Section 409A”), each salary continuation payment in this letter is hereby designated as a separate payment.  The parties intend that all payments made or to be made under this Agreement comply with, or are exempt from, the requirements of Section 409A so that none of the payments or benefits will be subject to the adverse tax penalties imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be so exempt.  Specifically, notwithstanding anything herein to the contrary, the severance pay provided in connection with any Separation is intended to be exempt from Code Section 409A pursuant to Treasury Regulation Section 1.409A-1(b )(9)(iii); provided that, to the extent that such severance and any other payments paid to you in connection with your involuntary Separation from service does not qualify or otherwise exceeds the limit set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) or any similar limit promulgated by Treasury or the IRS, the portion of the severance that does not qualify or otherwise exceeds such limit, as determined by the Company in its sole discretion, shall be paid by no later than the fifteenth (15th) day of the third (3rd) month following the end of your first tax year in which your Separation Date occurs, or, if later, the fifteenth (15th) day of the third (3rd) month following the end of the Company's first tax year in which your Separation Date occurs, as provided in Treasury Regulation Section 1.409A-1(b)(4). In the event that the severance payments and benefits provided in this letter do not qualify for one of the exemptions under Section 409A, as described herein, and as reasonably determined by the Company, and the Company determines that you are a "specified employee" under Section 409A(a)(2)(B)(i) of the Code at the time of the Separation, then (i) the salary continuation payments under the first paragraph of this Section 9, to the extent that they are subject to Section 409A of the Code, will commence on the earliest practicable date that occurs more than six (6) months after the effective date of the Separation and (ii) the installments that otherwise would have been paid during the first six (6) months after the effective date of the Separation will be paid in a lump sum on the first (1st) day of the seventh (7th) month after the Separation.

You are encouraged to obtain your own tax advice regarding your compensation from the Company.  You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation or any severance paid hereunder.

Gregory Walker
November 1, 2011

12.
Confidential Information and Invention Assignment Agreement.  Your acceptance of this offer and commencement of employment with the Company is contingent upon your execution of the Company’s Confidential Information and Invention Assignment Agreement (the “Confidentiality Agreement”), which will be provided separately to you.  The Confidentiality Agreement relates to confidential information received in regards to the Company’s business, technology, and intellectual property, as well as information about the Company’s customers.  The Confidentiality Agreement also addresses the Company’s ownership of intellectual property generated during your employment at the Company.  You are required, to the best of your ability, to hold such information as confidential even after an event terminating your employment with the Company.  An executed copy of the Confidentiality Agreement must be delivered to our Human Resources Department on or before your Start Date.

13.
Other Conditions; At-Will Employment.  This offer is contingent upon: (i) satisfactory completion of a background investigation; (ii) PDF’s receiving verification that you hold the qualification(s) for this position that you listed in your resume; and (iii) Company documentary evidence of your identity and eligibility for employment in the United States.  Such documentation must be provided within three (3) business days of your Start Date.  Your failure to meet these conditions individually or collectively could result in termination of your employment with the Company.  In any case, your employment will be at-will as permitted under applicable laws, including meaning that you or PDF may terminate the employment relationship at any time, with or without Cause, with or without notice.

I am delighted to extend this offer to you and look forward to working with you.  To indicate your acceptance of this offer, please sign and date this letter in the space provided below and return a copy to Gail Shih in our Human Resources department (email to gail.shih@pdf.com).  A faxed or scanned copy of this letter shall have the same force and effect as an original.

UNLESS AN EXECUTED COPY OF THIS LETTER IS RECEIVED BY THE COMPANY PRIOR TO 5:00 P.M. ON NOVEMBER 15, 2011, THIS OFFER WILL EXPIRE AT SUCH TIME.

Sincerely, /s/ John Kibarian John K. Kibarian Chief Executive Officer and President

Gregory Walker
November 1, 2011

ACKNOWLEDGMENTS & ACCEPTANCE

I accept this employment offer with the understanding that it is not a contract for a fixed term or specified period of time.  I understand that my employment is voluntary (at-will) and can be terminated either by me or by the company at any time, with or without notice and with or without cause.  The provisions stated above supersede all prior representations or agreements, whether written or oral.  This offer letter may not be modified or amended except by a written agreement, signed by the Company and me.

THE FOREGOING TERMS AND CONDITIONS
ARE HEREBY AGREED TO AND ACCEPTED:

Signed: /s/ Gregory Walker

Name:   Gregory Walker

Date:      November 2, 2011

Anticipated Start Date:   November 10, 2011